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EXHIBIT 1

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby acknowledge and agree that the Statements on Schedule 13D (the "Statements") with respect to the common stock, par value $..025 per share, of Fortune Financial, Inc., to which this Agreement is attached as Exhibit 1, were filed on behalf of each of the undersigned and that all subsequent amendments to such Statements shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it or him contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he or it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 27th day of November, 2000.

                                           HAWKEYE, INC.

                                           By /s/ ARTHUR L. CAHOON
                                             --------------------------------
                                                  Arthur L. Cahoon
                                                  President

                                          /s/ ARTHUR L. CAHOON
                                          -----------------------------------
                                          Arthur L. Cahoon



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